UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2013

Marketo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35909	56-2558241
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Mariners Island Blvd., Suite 200
San Mateo, California 94404

(Address of principal executive offices, Zip code)

(650) 376-2300

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  Completion of Acquisition or Disposition of Assets.

On December 19, 2013, Marketo, Inc., a Delaware corporation (the “Company”), completed its previously announced acquisition (the “Acquisition”) of Insightera Ltd., a company organized under the laws of the State of Israel (“Insightera”).

As a result of the Acquisition, the Company acquired all of the issued and outstanding shares of Insightera, and Insightera became a wholly owned subsidiary of the Company.  Consideration consisted of 427,761 shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”) (equal to approximately $13.5 million worth of Company Common Stock valued at the fifteen (15) day trailing average closing sale price of one share of Company Common Stock as reported on the NASDAQ Global Select Market ending on December 9, 2013), and $10.0 million of cash, subject, in the case of the cash consideration, to certain deductions to fund a shareholder representative expense fund and, in the case of the stock consideration, to certain deductions to fund an escrow fund, and as adjusted for certain post-closing expenses.  The Company has agreed to file a registration statement on Form S-1 registering the resale by the holders of the shares of Company Common Stock comprising the Stock Consideration.  The Company will further issue 139,517 restricted stock units denominated in shares of Common Stock to certain employees of the Company.

ITEM 3.02  Unregistered Sales of Equity Securities

The information contained in Item 2.01 is hereby incorporated by reference into this Item 3.02. In accordance with the Acquisition, a portion of the consideration to be delivered to the Insightera shareholders consists of shares of Company Common Stock.  These shares of Company Common Stock will be issued pursuant to exemptions from registration provided by Section 4(2), Regulation D and/or Regulation S of the Securities Act of 1933, as amended.

ITEM 9.01  Financial Statements and Exhibits

(a)         Financial Statement of Businesses Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment of this Form 8-K by March 7, 2014.

(b)         Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment of this Form 8-K by March 7, 2014.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2013

MARKETO, INC.

By:	/s/ Margo M. Smith
Name:	Margo M. Smith
Title:	Senior Vice President & General Counsel

3